UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2020

Avangrid, Inc.

(Exact name of registrant as specified in its charter)

New York	001-37660	14-1798693
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

180 Marsh Hill Road Orange, Connecticut	06477
(Address of principal executive offices)	(Zip Code)

(207) 629-1200

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AGR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On March 18, 2020, James Torgerson, Chief Executive Officer of Avangrid, Inc. (the “Corporation”), provided notice of his intention to retire from the Corporation, effective on June 23, 2020, the day after the 2020 annual meeting of shareholders (the “Annual Meeting”). The Corporation has launched an internal and external search for Mr. Torgerson’s successor. In connection with his retirement, Mr. Torgerson will not stand for reelection to the Board of Directors of the Corporation (the “Board of Directors”) at the expiration of his current term, which expires at the Annual Meeting. Mr. Torgerson’s decision to not stand for reelection to the Corporation’s Board of Directors was not the result of any disagreement with the Corporation or management.

(d)    On March 18, 2020, upon recommendation of its Compensation, Nominating and Corporate Governance Committee, the Board of Directors elected Daniel Alcain Lopéz as a member of the Board of Directors to fill the vacancy created by Juan Carlos Rebollo Liceaga’s resignation. Mr. Alcain Lopéz will receive an annual cash retainer of $140,000.

Mr. Alcain Lopéz, 46, has served as Director of Group Risk Management of Iberdrola, S.A. (“Iberdrola”) since May 2018. Previously, Mr. Alcain Lopéz served as Senior Vice President – Controller of the Corporation from December 2015 until April 2018. Mr. Alcain Lopéz served as chief financial officer of Scottish Power Ltd., from April 2012 until December 2015, and Iberdrola USA, Inc., from December 2009 until March 2012. Mr. Alcain Lopéz joined the Iberdrola group in 2001 and worked for four years in Latin America within the Control area. He holds two degrees in economy and law from the University of Valladolid and serves as a member of the boards of directors of Iberdrola España, S.A., Neoenergia, S.A., and Scottish Power Ltd., each of which are subsidiaries of Iberdrola.

Mr. Alcain Lopéz currently serves as the Director of Group Risk Management of Iberdrola, which directly holds 81.5% of the outstanding shares of the Corporation’s common stock. As the Corporation’s controlling shareholder, Iberdrola exercises significant influence over the Corporation, including the composition of the Board of Directors and any action requiring the approval of the Corporation’s shareholders. The Corporation and Iberdrola are parties to a shareholder agreement entered into on December 16, 2015, in connection with the completion of the acquisition of UIL Holdings Corporation pursuant to a merger agreement (the “Shareholder Agreement”). The Shareholder Agreement sets forth certain governance arrangements and contains various provisions relating to, among other things, representation on the Board of Directors, minority protections that limit the disposal or transfer of shares of the Corporation by Iberdrola, registration rights, preemptive rights and protections for the Corporation relating to affiliate transactions, competitive business opportunities, and certain information and access rights. In addition, the Corporation has entered into certain transactions with Iberdrola that relate predominantly to pass-through charges of corporate service and expenses related to the employment of personnel from Iberdrola or its affiliates by the Corporation. These corporate services are entered into on an arm’s length basis and are aimed at maximizing our operating efficiency in an efficient and flexible service model. The corporate services are provided at market quality, and subject to audit and dispute resolution procedures. Mr. Alcain Lopéz has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Alcain Lopéz and any other person pursuant to which he was selected as a director. Mr. Alcain Lopéz has not been appointed to any committees of the Board of Directors.

(e)     On March 18, 2020, the Compensation, Nominating and Corporate Governance Committee of the Board of Directors granted certain awards of phantom share units under the Corporation’s Amended and Restated Avangrid, Inc., Omnibus Incentive Plan to certain key executives and employees of the Corporation (including the “named executive officers” of the Corporation as defined in Item 402 of Regulation S-K under the Securities Act of 1933, as amended, listed below (the “Named Executive Officers”), which were intended to reward them for their service, incentivize continued performance, encourage retention of services, and align their interests with those of the Corporation’s shareholders. The grants will vest in three equal installments on before June 30, 2020, March 31, 2021 and March 31, 2022, respectively, and will be settled in a cash amount equal to the number of phantom share units multiplied by the closing share price of the Corporation’s common stock on the respective vesting dates, subject to continued employment.

Name	Phantom Share Units
Peter Church	14,694
R. Scott Mahoney	22,775
Douglas Stuver	8,260

The foregoing description of the phantom share unit grants are only a summary of the material provisions of such grants, does not purport to be complete, and is qualified in its entirety by reference to the phantom share unit agreements entered into with each grantee, the form of which will be filed by the Corporation as an exhibit to its quarterly report on Form 10-Q for the quarterly period ending March 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANGRID, INC.

By:	/s/ R. Scott Mahoney
Name:	R. Scott Mahoney
Title:	Senior Vice President – General Counsel and Corporate Secretary

Dated: March 19, 2020

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